Exhibit 99.2
News Release
Contact: Wes Phillips
Phone: (251) 450 - 4799
Date: 7/27/07
EnergySouth Announces Drilling Start Up at Bay Gas Storage’s Fourth Natural Gas Storage Cavern and
Opening of EnergySouth Midstream Office in Houston
Mobile, AL — EnergySouth announced today that drilling of a fourth high deliverability, salt dome natural gas storage cavern will begin in September of 2007 at the company’s Bay Gas Storage facility. The scheduled in service date for the cavern is the fall of 2009.
The development of the new 5.0 Bcf cavern represents the initial phase of a planned 10.0 Bcf expansion that will include a fifth cavern at its south Alabama facility. Total working gas capacity at the Bay Gas Storage facility will reach 22.0 Bcf, with 2.4 Bcf per day of withdrawal capacity when the fourth and fifth caverns are completed. “We’re responding to the needs of the marketplace with what we believe is an exceptional storage and pipeline facility,” said Ben Reese, President and Chief Operating Officer of EnergySouth Midstream.
EnergySouth has moved the projected in-service date for Bay Gas Storage’s third cavern, currently under development, to April 2008.
EnergySouth also announced today that the Mobile, Alabama based company is expanding its midstream business operations to include an office in Houston, Texas. All current and future midstream operations including Bay Gas Storage will operate under the EnergySouth Midstream banner.
EnergySouth Midstream, Inc., is a subsidiary of EnergySouth, Inc. (NASDAQ: ENSI, www.energysouth.com). EnergySouth, Inc. is the parent company of a group of energy-related subsidiaries operating in the midstream and distribution segments of the natural gas industry.
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